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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                   FORM 8-K

                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of Earliest Event Reported):  February 1, 2001
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                                 GENUITY INC.
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              (Exact Name of Registrant as Specified in Charter)


      DELAWARE                        000-30837                    74-2864824
      --------                        ---------                    ----------
(State or Other Jurisdiction   (Commission File Number)       (I.R.S. Employer
    of Incorporation)                                        Identification No.)



3 Van de Graaff Drive, Burlington, MA                                 01803
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(Address of Principal Executive Offices)                           (Zip Code)



      Registrant's Telephone Number, including Area Code: (781) 262-4000
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ITEM 9.   REGULATION FD DISCLOSURE

Genuity Inc. today provided financial guidance for the first quarter and full year of 2001. Specifically, Genuity announced 2001 revenue growth over 2000 is expected to be in the range of 40% for the total Company and between 60 and 70% excluding revenues from America Online (AOL). We are targeting mid-year gross margin breakeven. Additionally, we expect EBITDA of $600 to $650 million loss for 2001 and reach a point of breakeven in 2002. Projected pro forma loss per share, assuming full conversion of Class B common stock, is between $1.35 to $1.40 for the year ended December 31, 2001. This projected pro forma loss per share is anticipated to be spread fairly evenly throughout the year with slightly heavier losses in the later half of 2001.

We expect access revenues to increase from 20% to 25% in 2001 compared to 2000 which will include an increased focus on enterprise customers and higher margin value-added services. This segment is anticipated to represent approximately 65% of our total revenue for 2001 down from 75% in 2000.

Within access revenues, Dial revenues are anticipated to increase between 5% and 15% in 2001 over the prior year. Dedicated Access revenues, with a strong focus on enterprise IP connectivity, will grow over 70% in 2001 compared to the prior year. We expect DSL revenues (excluding AOL DSL) will increase over 125% in 2001 versus 2000 and comprise approximately 15% of our Access revenues.

We expect AOL revenues to decrease by approximately 5% to 10% in 2001 over the prior year representing approximately 25% of our total revenue in 2001. VOIP revenues are projected to increase up to 10% in 2001 over 2000 representing less than 5% of our access revenues in 2001.

We expect hosting and value-added services to increase between 125% and 150% in 2001 compared to 2000 representing approximately 18% of our total revenue in 2001. Transport revenue is anticipated to increase from 20% to 25% in 2001 over 2000 representing less than 10% of our total revenue in 2001. International revenues are expected to increase 15% to 20% in 2001 over 2000.

Projected first quarter 2001 revenues are approximately $300 million, representing sequential growth of approximately 10% after adjusting for one-time revenue items in the fourth quarter of 2000. We expect pro forma loss per share, assuming full conversion of Class B common stock, in the range of $0.32 to $0.33 for the first quarter of 2001. We anticipate that revenue for the first six months of 2001 will represent approximately 40% of total revenue for the year, with accelerating quarterly revenue growth throughout the year.

Capital expenditures are projected to be approximately $2.2 billion in 2001 representing a reduction from our original guidance of $3 billion. As of December 31, 2000, we had approximately $800 million of cash and cash equivalents to fund our future operations. As additional sources of liquidity, Genuity can access funds through the $2 billion revolving line of credit facility entered into on September 5, 2000. In addition, Verizon is permitted, but not obligated, to extend loans to us up to $2.75 billion.

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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      GENUITY INC.


                                      By: /s/ Daniel P. O'Brien
                                          ---------------------
                                      Name:  Daniel P. O'Brien
                                      Title: Executive Vice President and
                                             Chief Financial Officer


Date: February 1, 2001




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